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Responses to RiskMetrics Group Questions 1 Changes to Relational Investors Settlement Agreement Third Party Observations Regarding Icahn’s Conflicts The Consent Decree: A Research Analyst’s Perspective Relationships Between Mr. Icahn and His Nominees Observations and Responses to Mr. Icahn’s Presentation

2 As a gesture of good faith between Relational Investors and Genzyme, the amended language in the cooperation agreement sets the Termination Date as follows: “Termination Date shall be the earlier of (a) the Company’s 2013 Annual Meeting of Shareholders, or (b) the first date following June 16, 2010 on which Nominee is not on the Board” (Apr-14-2010) vs. “Termination Date shall be the earlier of (a) December 31, 2012, or (b) the date that is the first anniversary of the first date following December 12, 2010 on which Nominee is not on the Board” (Jan-6-2010) 1. Changes to Relational Investors Settlement Agreement Source: Amended Cooperation Agreement with Relational Investors, filed 4/15/10, Cooperation Agreement with Relational Investors, filed 1/7/10.

2. Third Party Observations Regarding Icahn’s Conflicts 3 BernsteinResearch, Geoffrey Porges, 1-Jun-2010 “[I]nvestors do not appear convinced that Icahn's interests and those of other independent investors are aligned. Icahn, by virtue of their substantial cross holding in Biogen Idec and recently expanded board role there, has a different portfolio of interests at the Genzyme board to investors lacking such a cross holding.” “Icahn's group has a fundamental conflict of interest with most independent Genzyme investors – Icahn owns a large stake (6% at last filing) of Biogen Idec, and now has three directors on the board of that company...” “This means that any analysis of what they might do at Genzyme will inevitably involve some calculation about their overall NPV from all their biotech investments, from any strategic or tactical move at Genzyme.” “[W]e do believe it is equivalent to... sitting simultaneously on the boards of both Pfizer and Merck, or Google and Apple. Such an overlap inevitably poses conflicts vs the interests of those investors not exposed to both stocks in similar proportion.” “This overlap also has a very specific conflict that continues to trouble many investors. Campath is one of the most important drugs in Genzyme's pipeline... [We] view its efficacy as one of the biggest threats to Biogen's Tysabri, as well as other drugs in Biogen's MS pipeline....” “Commercializing Campath will require very important decisions from Genzyme's board – about pricing, positioning, commercial strategy and future development. These decisions will need to be made in the next 12-15 months, not in 2012 or 2013. The Phase III data will emerge in mid 2011 and by that time much of the groundwork for the product's launch will have to be in place.” “Correctly positioned, Campath is a high powered missile pointed directly at the heart of Biogen's MS franchise, and it is difficult to see how Icahn board representatives at Genzyme would not be conflicted about their questions, decisions and oversight of Campath given their stake in Biogen.” BNET, Jim Edwards, 27-May-2010 “Icahn not only fails to put forward a plan to solve the Campath situation, he has nominated two directors who are on the board of Biogen Idec (BIIB), which makes Tysabri, an MS drug that will compete with Campath. The candidates, Alexander Denner and Richard Mulligan, therefore have an impassable conflict of interest. Denner admits this.” “Icahn’s slideshow says the pair will 'avoid being in a situations in which they are conflicted.' This will be impossible. Even if they recuse themselves from votes on Campath, they will inevitably learn the drug’s launch schedule, market and pricing strategy. It will be impossible for them not to take that information to Biogen.”

4 Given More FDA Enforcement Action as Obama Administration Has Taken An Aggressive Enforcement Posture – Genzyme CD Likely Best Case Scenario [Emphasis Added] As way of background, FDA Commissioner Hamburg has ushered in a new era of FDA enforcement of the Food, Drug, and Cosmetic Act. Hamburg has declared that she wants to “pump up enforcement” at FDA. Further she has stated that, under her leadership, FDA would change its enforcement “posture to one that is more aggressive and forward leaning”... “to prevent harm to the American people.” Further, Deborah Autor, Director of FDA’s Center for Drug Evaluation and Review (CDER) Office of Compliance, has stated that in “today’s rapidly changing environment, complacency is not an option. I do predict more action. ...” In line with this aggressive stance, on March 24, 2010, Genzyme announced that FDA would take enforcement action against the company. Enforcement action would be based on violations of the Food, Drug, and Cosmetic Act (FD&C Act) and current good manufacturing practice (cGMP) regulations at Genzyme’s manufacturing facility in Allston Landing, Massachusetts. In essence, any drug manufactured outside of full cGMP compliance is deemed adulterated. Introduction or delivery for introduction into interstate commerce of any drug that is adulterated or misbranded under FD&C Act § 301 is a strict liability which, means it does not matter that a company even knew that the product was adulterated, it’s illegal, punishable by law and takes little to prove. This gives the FDA substantial power and the Commissioner recently announced that the FDA plans to increase the number of strict liability criminal prosecutions in March. An important point to make is that gone are the days when a company would received multiple Warning Letters. Going forward the FDA won’t issue a Warning Letter for repeat violations but instead will initiate enforcement action. [Emphasis Added] Given this backdrop, Genzyme had limited negotiating capability thus the terms of the recently released consent decree (CD) are likely a best case scenario, in our opinion. [Emphasis Added] Violation of this criminal statute usually results in a temporary injunction negotiated with the U.S. DOJ (the FDA has no litigation authority). Initial equitable monetary relief or "disgorgement of ill-gotten gains" has ranged from $30 million (Wyeth) to $500 million (Schering-Plough)... The final CD from the FDA for the Allston facility provides for an up-front disgorgement of past profits of $175 million, well below the Street's initial expectations that ranged as high as $500 million. Further, the disgorgement penalty if fill/finish timelines are not met of 18.5% of Cerezyme, Fabrazyme and Thyrogen is below the potential 24.6% of sales, which was speculated... . As discussed during our call, there were two main issues within the consent decree to focus on: 1.) the amount of the disgorgement..., and 2.) whether the FDA may ask for a new "unbiased" 3rd party mediator (in addition to and to oversee the Quantic Group) to implement the resolution of the 483 issues which could impact timelines and the scope of manufacturing facilities included in the consent decree. Genzyme's announcement of the $175 million disgorgement, therefore, was viewed positively as a "lenient" initial penalty. Furthermore, the FDA did not asked for replacement of Quantic , which we believe is important as it increased the probability that there are no further disruptions in Genzyme's goal of operating the Allston facility under complete cGMP compliance. [Emphasis Added] 3. The Consent Decree: A Research Analyst’s Perspective (Wells Fargo Securities, 25-May-2010) 4

5 Dr. Burakoff Donor In Feb-04, Mr. Icahn made a $25 million gift to Mount Sinai Medical Center, which supported research at the Mount Sinai School of Medicine. This resulted in the establishment of The Icahn Medical Institute Mr. Icahn is currently a Trustee of the Medical Center Dr. Burakoff is Professor of Medicine, Hematology and Medical Oncology at Mount Sinai School of Medicine, which is part of the Medical Center Cash payment of $25,000 by Icahn for standing as a nominee at Genzyme Dr. Mulligan Payments While serving on the board of ImClone Systems, Dr. Mulligan received a $1 million special payment for Dr. Mulligan’s service on ImClone’s Executive Committee – where Icahn (1) had selected Mulligan as a designee along with Denner, (2) served as Chairman, and (3) was the second largest shareholder. This payment was significantly out of line relative to other ImClone board members’ pay Over the past 5 years, has received more than $2MM of compensation for serving on Boards in Icahn-related situations Dr. Denner Employer Dr. Denner, a managing director of Icahn Enterprises, LP, is the beneficial owner of a portion of the Biogen shares beneficially owned by Mr. Icahn, giving him an indirect interest in the success of Biogen and, more broadly, Icahn’s investments Nominated by and / or served on Boards in a significant number of Icahn-related situations: Biogen, Enzon, Amylin, Imclone, and Adventrx Mr. Icahn has selected nominees with whom he has influence through financial relationships – and meaningful conflicts related to Biogen – rather than directors with expertise and experience in manufacturing Moreover, the median negative return of companies where Icahn and his designees have served as directors is -30.4% (worse if you exclude companies involved in a sale transaction) underscoring the risk in Icahn’s nominees 4. Relationships Between Mr. Icahn and His Nominees Source: New York Times, Metro Briefing, dated 2/24/04, Icahn Definitive Proxy Statement, filed 5/4/10, ImClone Systems Inc. Definitive Proxy Statement, filed 8/7/08, Biogen Idec Definitive Proxy Statement, filed 4/28/10, Enzon Pharmaceuticals Preliminary Proxy Statement, filed 5/14/10, Amylin Pharmaceuticals Definitive Proxy Statement, filed 3/19/10, Genzyme RiskMetrics Presentation, filed 6/1/10.

6 Genzyme’s Responses to, and Relationship with, the FDA Icahn suggests that Genzyme “blatantly ignored” the FDA and “if any real progress is to be made... we must immediately change the Board” (p.3) As we previously noted throughout our 25-May presentation (including p. 7-8, 18-20, 33-34), Genzyme took extensive actions to rapidly respond to the FDA including wide-spread additions in site leadership, quality control and assurance Timing and Disclosure of Genzyme’s Knowledge of the Vesivirus Contamination Icahn repeatedly labels Sep-08 and Nov-08 events as “Vesivirus contamination” (p.31) and “undisclosed” (p.35, 40), implying that Genzyme specifically knew the cause and willingly failed to disclose Also, implies that announcement in Feb-09 was due to incomplete validation runs was intentionally misleading (p.36) To the contrary, Genzyme did not confirm the nature of these contaminations until May-09 at the earliest The Feb-09 disclosures represented the current status of Genzyme’s investigation at that time Implies (indirectly) that Genzyme’s statements that compliance issues and vesivirus were independent are untrue – Genzyme stands by its direct disclosures in SEC filings Warning Letters and Form 483 Contents Icahn repeatedly characterizes Warning Letters and 483’s as concrete citations of “deviations” and “deficiencies” (p.31, 35-37, 40, 43) The truth is, these communications listed observations not conclusions and did not constitute final determinations by the FDA 5. Observations and Responses to Mr. Icahn’s Presentation 6 Source: Genzyme’s RiskMetrics Group Presentation, filed 5/24/10, Genzyme’s 2009 SEC filings

7 Disclosure of Form 483’s and Warning Letters Icahn repeatedly cites to “undisclosed Form 483’s” (p.35, 40) and of the Feb-09 “undisclosed warning letter” (p.36, 41) However, it is well-established case law that a 483 does not require disclosure because they are (i) not a final determination and (ii) are publicly available via FOIA Moreover, the Feb-09 warning letter was received on Friday afternoon and was disclosed rapidly the following Monday Performance Metrics Icahn relies exclusively on performance metrics that are impacted by Genzyme’s recent manufacturing challenges in 2009, focusing solely on stock price performance including the period (p.3, 13-15) While the 2009 manufacturing challenges have been difficult for Genzyme and its constituents, Genzyme outperformed its peer group AND relevant indices in total returns for 2005-2008 and in 2010YTD Genzyme’s Governance and Compensation Practices Mr. Icahn attacks Mr. Termeer’s compensation during a three-year period (p.16) and minimizes the significant steps that Genzyme has taken to infuse its Board with new blood by not labeling the years of service for Mr. Whitworth and Mr. Bertolini (p.21) Compensation practices have been changed to align more closely with key performance targets, consistent with shareholder input Additionally, 20% of the Board is new (27% upon appointment of director with manufacturing expertise) – hardly stagnant 5. Observations and Responses to Mr. Icahn’s Presentation 7 Source: Public Pension Fund Group, et al. v. KV Pharmaceutical Company, et al., US Dist. Ct. E. Dist. Missouri, 2/22/10, Genzyme Annual Report on Form 10-K, filed 3/2/09, Genzyme’s RiskMetrics Group Presentation, filed 5/24/10, Genzyme Corporation Definitive Proxy Statement, filed 4/26/10

5. Observations and Responses to Mr. Icahn's Presentation

Disclosure Regarding Icahn's Relationships with His Nominees

- Icahn cites the extensive qualifications of his nominees, and holds out Burakoff as an independent candidate (p.52)
- However, Icahn does not mention his cash payments to Mulligan and Burakoff, or Icahn's role as trustee and donor of Mt. Sinai Medical Center, Burakoff's employer

<u>Performance</u> Where Icahn or his Nominees have Served as Directors

- Icahn asserts his slate's "results" by showing a 1-year stock price performance of a composite of AMLN, BIIB, and ENZN (p.53)
- However, Icahn does not break out BIIB from AMLN and ENZN – *<u>BIIB is down 11.2% since Denner and Mulligan joined the board</u>*
- Additionally, there is no mention of Adventrx (-97.5% during Denner and his replacement's tenure); the last company where he ran on a platform of removing the CEO, Blockbuster (-95.5% during his involvement); nor the poor overall returns of companies where he or his designees have served on the board (median decline of -30.4%; p. 5 of Genzyme's Presentation to RMG on 1-Jun)

Genzyme's Decisive Actions

- Icahn states that "interestingly, management accelerated action after Icahn stake was revealed" (p.57)
- However, he fails to reconcile this assertion with the objective fact that *<u>Genzyme was taking decisive action well before his appearance</u>*, including (1) conducting a search for the quality control team (noted by Mr. Icahn on p. 46 of his presentation), (2) conducting a director search that led to the appointment of Bertolini (announced Dec-2009), and (3) implementing changes in governance and operational policies that were the product of ongoing dialogue with Relational Investors for approximately one year prior to Icahn

Other Statements

- States that Genzyme "Badly missed initial '09 Cerezyme guidance by $625MM" (p.39) – while Genzyme did not satisfy its guidance, *<u>Icahn overstates this by over $150MM</u>*
- Implies that failures due to power outages are indicators that Genzyme is not addressing manufacturing issues (p.46) – these events were due to an accident involving a contractor hired by the city of Boston who cut through the main power source at Allston, an event clearly out of the control of Genzyme; Allston's generator back-up systems worked as expected

Source: See Slide 2 Sources, Genzyme RiskMetrics Presentation, filed 6/1/10, Genzyme Corporation Definitive Proxy Statement, filed 4/26/10, Genzyme 8-K, filed 2/11/09, Genzyme Annual Report on Form 10-K, filed 3/1/10.

genzyme

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Important Information 9 On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information, including information about participants in the company’s solicitation of proxies. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835. This presentation contains quotes from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.